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                       CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Insta-Care Holdings, Inc. First Employees Stock Option Plan, assumed by Beverly Enterprises, Inc. and to the incorporation by reference therein of our report dated February 3, 1995, with respect to the consolidated financial statements and schedule of Beverly Enterprises, Inc. included in its Annual Report on Form 10-K, as amended, for the year ended December 31, 1994, filed with the Securities and Exchange Commission.

                                        ERNST & YOUNG LLP

Little Rock, Arkansas
October 13, 1995